Exhibit (h)(12)

FRONTIER CAPITAL MANAGEMENT CO., LLC 99 Summer Street, Boston, MA 02110 tel 617-261-0777 frontiercap.com

January 1, 2025

Kristi Slavin, President

Brighthouse Investment Advisers, LLC

Re:	Subadvisory Fee Waiver Agreement

With reference to the Investment Subadvisory Agreement dated August 4, 2017 by and between Brighthouse Investment Advisers, LLC (the “Adviser”) and Frontier Capital Management Company, LLC (the “Subadviser”) with respect to Frontier Mid Cap Growth Portfolio (the “Portfolio”), a series of Brighthouse Funds Trust II, we hereby notify you as follows:

The Subadviser agrees to waive its subadvisory fee for the Portfolio to the rate set forth below. This subadvisory fee waiver will be effective from January 1, 2025 until April 30, 2026 and will terminate thereafter.

Percentage of average daily net assets of the Portfolio assets allocated to the Subadviser by the Adviser:

0.325% of the first $850 million of such assets plus

0.325% of such assets over $850 million

0.300% of such assets over $1.15 billion

Very truly yours,

/s/ Sarah J. Jankowski
Sarah J. Jankowski
Managing Partner, COO